Exhibit 5.1

May 24, 2019

Board of Directors

China Recycling Energy Corporation

4/F, Tower C

Rong Cheng Yun Gu Building

Keji 3rd Road, Yanta District

Xi’an City, Shaanxi Province

China 710068

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

At your request we have examined the Registration Statement on Form S-1 (File No. 333-_____) filed by China Recycling Energy Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on the date hereof (the “Registration Statement”).

The Registration Statement relates to the offering and sale from time to time by the selling stockholders identified therein of an aggregate of 5,658,641shares of Common Stock, consisting of 1,600,000 currently outstanding shares of Common Stock (the “Outstanding Shares”) and 4,058,641 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding common stock purchase warrants previously issued to such selling stockholders (the “Warrants”).

We have reviewed those documents, corporate records, and other instruments as we have deemed necessary for the purpose of rendering our opinion herein. In rendering the opinions expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

Our opinion is limited to applicable statutory provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”) as now in effect and federal laws of the United States of America to the extent referred to specifically herein.   We are generally familiar with the NRS as currently in effect and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.  We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based on the foregoing, it is our opinion that:

(1) The Warrant Shares, when issued and delivered upon exercise of such warrants in the manner and for the consideration stated in such warrants, will be duly authorized, legally issued, fully paid and non-assessable.

(2) Each Outstanding Share is duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion letter is provided for use solely in connection with the resale of the Shares covered by the Registration Statement and except for its use in connection with such resale, may not be furnished to, quoted from or relied upon by any person, firm, or corporation without our express written consent. No opinion may be implied or inferred beyond the opinions expressly stated in (1) and (2) above. This opinion letter is rendered as of the date first written above. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Sincerely,

/s/ Garvey Schubert Barer

GARVEY SCHUBERT BARER

A partnership of professional corporations